                                                                    EXHIBIT 4(f)

                             SEARS, ROEBUCK AND CO.
                                3333 Beverly Road
                         Hoffman Estates, Illinois 60179

                               September 24, 2002




Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Ladies and Gentlemen:

         It is presently proposed that Sears Roebuck Acceptance Corp. ("SRAC") enter into an Indenture (the "Indenture") with BNY Midwest Trust Company dated on or about the date hereof in the form filed or to be filed with the Securities and Exchange Commission as an exhibit to Registration Statement No. 333-92082. Subject to the provisions contained in the Indenture, SRAC will be required to maintain a Fixed Charge Coverage Ratio (as defined in the Indenture) for any fiscal quarter of not less than 1.10 and SRAC has agreed to cause Sears, Roebuck and Co. ("Sears") to continue to own and hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC.

         This is to confirm our agreement ("Fixed Charge Coverage and Ownership Agreement") that Sears will (a) pay SRAC such amounts which, together with any other earnings available to SRAC therefor, are sufficient for SRAC to maintain a Fixed Charge Coverage Ratio for any fiscal quarter of not less than 1.10 as long as SRAC is required by the provisions of the Indenture relating to any outstanding Securities (as defined in the Indenture) to maintain such Fixed Charge Coverage Ratio and (b) continue to own and to hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC as long as SRAC is required by the provisions of the Indenture to cause Sears to own and hold such title and interest.

         This agreement is made for the benefit of the holders of outstanding Securities (the "Holders"). SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in this agreement. Sears agrees that any Holder may bring a direct and immediate action against Sears to enforce Sears' obligations hereunder.

Sears Roebuck Acceptance Corp.
September 24, 2002
Page Two



         If the foregoing satisfactorily sets forth the terms and conditions of our agreement please indicate your acceptance thereof by the signature of a duly authorized officer in the space provided below and on the duplicate original of this letter which is enclosed.


                                       Very truly yours,

                                       SEARS, ROEBUCK AND CO.



                                       By:  /s/ Paul J. Liska
                                           -------------------------------
                                                Paul J. Liska
                                                Executive Vice President
                                                and Chief Financial Officer

Accepted:
SEARS ROEBUCK ACCEPTANCE CORP.



By:  /s/ Keith E. Trost
   -----------------------------
         Keith E. Trost
         President



                                       2